EXHIBIT 3.3.1

TEXT OF AMENDMENT TO THE BYLAWS OF EDGAR ONLINE, INC.

     As of July 30, 2007 Article V, Section 5.1 of the Bylaws of Edgar Online, Inc. was amended in its entirety to be and read as follows:

ARTICLE V

SECTION 5.1. Certificates.

(a) Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on the certificates may be a facsimile.

(b) Book-entry system for share ownership. Notwithstanding the foregoing, the Corporation may issue shares of stock in the form of uncertificated shares. Such uncertificated shares of stock shall be credited to a book entry account maintained by the Corporation (or its designee) on behalf of the stockholder.

(c) Direct Registration Program. Notwithstanding the foregoing, the shares of stock of the Corporation shall be eligible for a Direct Registration Program operated by a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended.